UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 23, 2016

iStar Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-15371	95-6881527
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1114 Avenue of the Americas, 39th Floor New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 930-9400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                      Entry Into a Material Definitive Agreement

On June 23, 2016, iStar Inc. (the “Company”) entered into a $450 million Amended and Restated Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan Securities LLC, Barclays Bank PLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and bookrunners.  The Credit Agreement provides for a senior secured credit facility that will mature in 16 consecutive quarterly installments equal to 0.25% of outstanding borrowings, payable beginning with the third fiscal quarter of 2016, with any remaining principal due on the final maturity date of July 1, 2020.  The term loans issued under the facility bear interest at a rate of LIBOR plus 4.50%, with a 1.0% LIBOR floor, and were issued at 99.0% of par.

Outstanding borrowings under the facility are collateralized by a first lien on a fixed pool of assets, with required minimum collateral coverage of not less than 1.25x outstanding borrowings (and other indebtedness associated with the collateral) .  The Company may withdraw collateral, including pursuant to a sale or repayment of a collateral asset, so long as the minimum coverage ratio will continue to be met.  The Company is required to apply certain proceeds from principal payments, asset sales and recovery events in respect of the collateral to pay down outstanding borrowings.  The Credit Agreement contains certain covenants relating to the collateral and restricted payments, among other matters, but does not contain corporate level financial covenants such as minimum net worth, fixed charge coverage or minimum unencumbered assets covenants.  The Credit Agreement permits the Company to pay common stock dividends up to 100% of its REIT taxable income (calculated in accordance with the Credit Agreement) in any year, as well as stated dividends on outstanding preferred stock.

The Credit Agreement contains customary events of default, including payment defaults, failure to perform covenants, defaults under other recourse indebtedness above specified thresholds, change of control, bankruptcy events and defaults under the collateral agreement.  Certain of the events of default are subject to cure periods.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement and the security agreement, dated as of June 23, 2016, copies of which are filed as exhibits to this report and are incorporated herein by reference.

The Credit Agreement and related agreements have been provided solely to inform investors of their terms.  The agreements contain representations and warranties by the Company made solely for the benefit of the lenders and other parties under the agreements.  The assertions embodied in those representations and warranties are qualified by information that the parties have exchanged in connection with signing the agreements.  Moreover, the representations and warranties in the agreements were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders or may have been used for the purpose of allocating risk between the parties.  Accordingly, investors are not third-party beneficiaries under the agreements and should not rely on the representations and warranties in the agreements as characterizations of the actual state of facts about the Company at the time they were made or otherwise.

ITEM 9.01                                  Financial Statements and Exhibits.

Exhibits	10.1	Credit Agreement, dated as of June 23, 2016.
	10.2	Security Agreement, dated as of June 23, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

iSTAR INC.

Date:	June 29, 2016	By:	/s/ Jay Sugarman
Jay Sugarman
Chairman and Chief Executive Officer